Exhibit 99.1

                             LIGHTPATH TECHNOLOGIES
                    PROJECTS FOURTH QUARTER FINANCIAL RESULTS


                              FOR IMMEDIATE RELEASE


(JULY 2, 2003) ORLANDO, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, high performance fiber-optic collimators, isolators and advanced manufacturing technologies reported today that the Company projects net revenues of approximately $1.8 million for the fourth fiscal quarter of 2003, which ended June 30, 2003. Preliminary projections of cash flow for the quarter show a net cash used of $.4 million. Net cash flow for the period is expected to include $.4 million net proceeds from the Company's share of the final liquidation of LightChip, Inc. assets, and other fixed asset sales. Cash on hand at close of the period is estimated at $3.4 million.

Ken Brizel, President and Chief Executive Office of LightPath, commented, "I am pleased with the progress we have made in cost reduction during this quarter. The work to consolidate the Walnut operation into Orlando is complete. Our manufacturing team has done an outstanding job absorbing the isolator product lines. We are working closely with our isolator customers throughout this transition. LightPath has seen a small growth in its business, but we have a lot of work to do over the next year to continue to drive new opportunities and to enhance our productivity. The entire team is working hard for top line and bottom line growth."

LightPath expects to formally announce its fourth quarter and fiscal 2003 financial results in August, followed by a conference call and simultaneous audio webcast. The webcast may be accessed through LightPath.com, investor relations.

LightPath manufactures in Orlando Florida, optical products including precision molded aspheric optics, proprietary collimator assemblies, GRADIUM(R) glass products, laser components utilizing proprietary automation technology, higher level assemblies and packaging solutions. The Company has 55 U.S. patents, plus 8 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 33 patents with 24 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:           Ken Brizel, President & CEO of LightPath
                    Todd Childress, CFO of LightPath
                    LightPath Technologies, Inc. (407) 382-4003
                    Internet: www.lightpath.com

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.